Exhibit 99.1

InnerWorkings Announces First Quarter 2008 Results

Broader Market Acceptance Drives Strong Performance

Chicago, IL, May 8, 2008 – InnerWorkings, Inc. (NASDAQ: INWK), a leading provider of managed print and promotional solutions to corporate clients in the United States, today reported results for the three months ended March 31, 2008.

Quarterly Highlights:

•	Revenue grew 48 percent versus the first quarter of 2007 to $87.2 million.

•	Operating leverage continued to improve as operating income rose 53 percent to $5.8 million.

•	Net income increased 45 percent to $3.9 million, up from $2.7 million in the first quarter of 2007.

•	Year-over-year enterprise revenue increased 58 percent to $55.6 million.

•	During the quarter the Company added five new enterprise clients.

•	The Company increased its sales force through the addition of 15 new account executives during the quarter, increasing the total to 232.

•	Diluted earnings per share were $0.08, up from $0.05 in the first quarter of 2007.

Revenue for the Company’s first quarter was $87.2 million, an increase of 48 percent compared to revenue of $58.9 million in the first quarter of 2007. Operating income was $5.8 million, an increase of 53 percent from $3.8 million during the same quarter of 2007.

For the three months ended March 31, 2008, net income was $3.9 million, an increase of 45 percent from $2.7 million during the first quarter of 2007. For the quarter, diluted earnings per share were $0.08.

“Our continued focus on growth and execution generated outstanding results, particularly given that the first quarter is seasonally not our strongest,” stated Steve Zuccarini, Chief Executive Officer of InnerWorkings. “Further, we are encouraged by the increasingly broad-based acceptance of InnerWorkings’ business model and the acceleration of the market’s recognition of our print management solution. This recognition continues to drive the expansion of our client relationships and our record recruiting results.”

Additional first quarter 2008 financial and operational highlights include the following:

•	For the first quarter of 2008, 64 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 36 percent derived from transactional clients.

•

Stock-based compensation increased from $260,000 in the first quarter of 2007 to $575,000 in the first quarter of 2008; excluding stock-based compensation from first quarter 2007 and first quarter 2008, operating income as a percentage of revenue increased from 6.9 percent to 7.3 percent, continuing to demonstrate improved operating leverage.

•	The Company generated cash flow from operations of $1.8 million.

•	As of March 31, 2008, the Company had a cash and marketable securities balance of $44.6 million.

•	The Company’s balance sheet contained no debt as of March 31, 2008.

“InnerWorkings is in a strong financial position. In addition to our separately announced share repurchase program, we continue to evaluate other alternatives to deploy our cash in support of our strategic initiatives and for the benefit of our shareholders,” stated Nick Galassi, Chief Financial Officer of InnerWorkings. “Moreover, if you exclude the effect of stock-based compensation, the significant operating leverage improvement demonstrates our ability to invest in the business while continuing to operate more efficiently.”

Outlook

“We are very pleased to have hit our internal forecasts for first quarter performance,” Zuccarini concluded. “InnerWorkings’ position as a high-service, low-cost print procurement provider is a distinct competitive advantage in a slowing economic environment. With continued execution and a sustained high growth trajectory, we are confident in our ability to achieve our previously stated 2008 revenue guidance range of $450 million to $490 million with resulting diluted earnings per share guidance of $0.50 to $0.54.”

Conference Call

A conference call will be broadcast live on Thursday, May 8, 2008, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Steven E. Zuccarini, Chief Executive Officer; Nicholas J. Galassi, Chief Financial Officer; and Eric D. Belcher, President and Chief Operating Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of InnerWorkings’ website at www.inwk.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. (NASDAQ: INWK) is a leading provider of managed print and promotional solutions to corporate clients in the United States. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed products as part of a comprehensive outsourced enterprise solution. Based in Chicago with numerous other offices in the United States, InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to the Form 10-K, including the “Risk Factors” section, we recently filed with the SEC.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.

Mark Desky, 312-604-5470

mdesky@inwk.com

Condensed Consolidated Statements of Income

(Unaudited)

	Three months ended March 31,
	2007	2008
Revenue	$58,936,159	$87,191,586
Cost of goods sold	44,530,102	65,623,360

Gross profit	14,406,057	21,568,226
Operating expenses:
Selling, general, and administrative expenses	10,178,331	15,050,555
Depreciation and amortization	443,829	722,923

Income from operations	3,783,897	5,794,748
Total other income	552,690	574,913

Income before taxes	4,336,587	6,369,661
Income tax expense	1,674,856	2,511,645

Net income	$2,661,731	$3,858,016

Basic earnings per share	$0.06	$0.08
Diluted earnings per share	$0.05	$0.08

Consolidated Balance Sheets

	December 31, 2007	March 31, 2008
		(unaudited)
Balance Sheet Data
Cash and cash equivalents	$26,716,239	$29,514,661
Marketable securities	17,975,000	15,134,226
Accounts receivable, net of allowance for doubtful accounts	77,280,954	69,586,644
Unbilled revenue	12,432,916	10,359,562
Inventories	5,455,083	5,303,408
Prepaid expenses	6,653,493	7,547,981
Other current assets	2,900,545	3,273,540
Total long-term assets	57,419,000	58,731,028
Total assets	$206,833,230	$199,451,050

Accounts payable-trade	$46,017,853	$39,746,900
Other current liabilities	13,222,817	7,129,298
Total long-term liabilities	147,481	136,109
Total stockholders’ equity	147,445,079	152,438,743
Total liabilities and stockholders’ equity	$206,833,230	$199,451,050

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2007	2008
Cash flows Data
Net cash provided by operating activities	1,010,405	1,801,645
Net cash used in investing activities	(29,048,429)	(23,353)
Net cash provided by financing activities	39,820,830	1,020,130

Increase in cash and cash equivalents	11,782,806	2,798,422
Cash and cash equivalents, beginning of period	20,612,944	26,716,239

Cash and cash equivalents, end of period	$32,395,750	$29,514,661